Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS SECOND QUARTER 2011 RESULTS

~ Rental Income Increased 8.9% Over the Second Quarter 2010 ~

GREAT NECK, New York, August 8, 2011 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the quarter ended June 30, 2011.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “During the second quarter, we continued to execute our business strategy and delivered solid results.  We continue to seek acquisitions to build our portfolio while at the same time taking advantage of opportunities to improve our property portfolio. This was exemplified by the sale of a property for a gain of $932,000. We intend to re-deploy the capital in the next few quarters as we work to close on properties in our pipeline of opportunities.”

Operating Results:

Rental income for second quarter of 2011 increased 8.9% to $11.24 million compared to $10.32 million for the second quarter of 2010.  The increase is attributable primarily to rental income earned from the 15 properties the Company has acquired since February 2010.

Total operating expenses for the second quarter of 2011 were $5.0 million compared to $4.73 million for the second quarter in the prior year.

Income from continuing operations was $4.11 million, or $0.28 per diluted share, compared to $2.15 million, or $0.19 per diluted share, in the second quarter of 2010. Included in the current period results is $1.24 million ($0.085 per share) attributable to gain on settlement of debt at a discount.  The per share impact to 2011 results takes into account the issuance of 2.7 million shares in February 2011 and shares issued under the Company’s dividend reinvestment program.

Asset Disposition:

The Company sold a property located in California for approximately $11.5 million, for a net gain of $932,000.

Funds from Operations:

Funds from Operations (“FFO”) was $6.7 million in the second quarter of 2011 compared to $4.5 million in the second quarter of 2010. FFO per diluted share increased 15% to $0.46 in the second quarter of 2011 compared to $0.40 in the same period in 2010, with $1.24 million or $0.085 per diluted share representing a gain attributable to the settlement of debt at a discount.  The per share impact to 2011 FFO takes into account the issuance of 2.7 million shares issued in February 2011 and shares issued under the Company’s dividend reinvestment program.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Balance Sheet:

The Company at June 30, 2011 had $11.4 million of cash and cash equivalents, total assets of $437.3 million, total debt of $202.7 million and stockholders’ equity of $220.2 million.

Dividend:

On July 6, 2011, the Company paid a quarterly cash dividend of $0.33 per share to stockholders of record as of June 28, 2011.  Based on the closing price of $14.23 per share on August 4, 2011 the current yield on an annualized basis is 9.3%.

Additional Information:

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2011 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.  For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and

Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Nearly all of the Company’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Rental income, net - Note 1	$11,241	$10,323	$22,343	$20,079

Operating expenses:
Depreciation and amortization	2,323	2,091	4,648	4,159
General and administrative	2,053	1,913	3,802	3,566
Real estate acquisition costs	18	168	45	514
Real estate expenses	527	485	988	665
Leasehold rent	77	77	154	154
Total operating expenses	4,998	4,734	9,637	9,058

Operating income	6,243	5,589	12,706	11,021

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	105	128	135	253
Gain on disposition of real estate held by unconsolidated joint venture	—	107	—	107
Gain on settlement of debt	1,240	—	1,240	—
Other income, including realized gain on sale of available-for-sale securities and interest income	40	174	53	225
Interest:
Expense	(3,333)	(3,701)	(6,974)	(6,980)
Amortization of deferred financing costs	(182)	(150)	(495)	(292)

Income from continuing operations	4,113	2,147	6,665	4,334

Income from discontinued operations	97	252	277	486
Net gain on sale	932	—	932	—
Income from discontinued operations - Note 2	1,029	252	1,209	486

Net income	$5,142	$2,399	$7,874	$4,820

Net income per common share - diluted:
Income from continuing operations	$0.28	$0.19	$0.48	$0.38
Income from discontinued operations	0.07	0.02	0.09	0.04
Net income per common share - diluted	$0.35	$0.21	$0.57	$0.42

Funds from operations - Note 3	$6,651	$4,526	$11,829	$9,162

Funds from operations per common share-diluted - Note 4	$0.46	$0.40	$0.86	$0.80

Weighted average number of common and unvested restricted shares outstanding:
Basic	14,426	11,453	13,775	11,424
Diluted	14,526	11,453	13,825	11,453

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $327 and $636 for the three and six months ended June 30, 2011 and $423 and $845 for the three and six months ended June 30, 2010.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $(1) and $(4) for the three and six months ended June 30, 2011 and $12 and $25 for the three and six months ended June 30, 2010.

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Note 3 - Funds from operations is summarized in the following table:
Net income	$5,142	$2,399	$7,874	$4,820
Add: depreciation of properties	2,326	2,148	4,675	4,274
Add: our share of depreciation in unconsolidated joint ventures	97	78	176	158
Add: amortization of capitalized leasing expenses	18	8	36	17
Deduct: net gain on sale of property	(932)	—	(932)	—
Deduct: our share of net gain on sale-unconsolidated joint venture	—	(107)	—	(107)
Funds from operations	$6,651	$4,526	$11,829	$9,162

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.35	$0.21	$0.57	$0.42
Add: depreciation of properties	0.16	0.19	0.34	0.37
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.01	0.02
Add: amortization of capitalized leasing expenses	—	—	—	—
Deduct: net gain on sale of property	(0.06)	—	(0.06)	—
Deduct: our share of net gain on sale-unconsolidated joint venture	—	(0.01)	—	(0.01)
Funds from operations per common share-diluted	$0.46	$0.40	$0.86	$0.80

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Real estate investments, net	$392,276	$391,763
Property held for sale (including related assets of $808)	—	10,678
Investment in unconsolidated joint ventures	5,287	4,777
Cash and cash equivalents	11,447	7,732
Available for sale securities	367	422
Unbilled rent receivable	11,811	11,149
Unamortized intangible lease assets	10,501	10,887
Other assets	5,657	7,215
Total assets	$437,346	$444,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$198,174	$215,308
Line of credit	4,500	36,200
Unamortized intangible lease liabilities	5,384	4,982
Other liabilities	9,085	8,950
Total liabilities	217,143	265,440

Stockholders’ equity	220,203	179,183
Total liabilities and stockholders’ equity	$437,346	$444,623